Exhibit 99.2

LightPath Technologies Announces High-Power Optical

Assemblies for YAG Lasers and

Distribution Agreement with Directed Light Inc.

LightPath’s DuraYagTM Focusing and Collimating Assemblies

provide high-power lasers with excellent performance and lower cost of ownership

(July 8, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, is pleased to announce the availability of DuraYag™ collimating and focusing modules specifically designed and manufactured for today’s high power Nd:YAG lasers. DuraYag™ , a precision optical assembly, provides the customer an easy solution of both collimating optics and focusing optics. Mounting features are directly compatible with many of today’s cutting and welding laser systems. LightPath Technologies’ Gradium® lenses are incorporated into the DuraYag™ module and provide higher performance with a single lens as compared to a standard doublet (two lens) design. By utilizing a new mechanical and optical design, DuraYag™ offers better beam quality and optics protection than existing designs which equates to lower total cost of ownership by the customer with the potential of lower power usage, higher work speeds and ease of replacement.

In related news, LightPath announces that Directed Light Inc., the largest independent distributor of high power laser components and supplies in the Americas, has signed a distribution agreement supporting LightPath in the sales and service of DuraYag™ and Gradium® optics for the high-power Nd:YAG laser industry throughout North America and Europe. Directed Light will work in conjunction with the LightPath developing new products for the industry and assisting customers in the high-power laser field.

About LightPath Technologies Inc.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol LPTH. On the internet at: www.lightpath.com.

About Directed Light, Inc.

Directed Light Inc. provides advanced manufacturing solutions through contract laser processing, (i.e. cutting, welding, drilling, and marking). In addition, DLI also supplies critical replacement components and service for most makes and models of industrial, medical and scientific laser systems. Company Headquarters is located at 633 River Oaks Parkway, San Jose, CA, 95134-1907. Contact Directed Light at (408) 321-8500, or 1-800-468-2326 or by email at info@directedlight.com. On the internet at www.directedlight.com.

Contact:	Edward Patton, Vice President of Marketing
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.